Exhibit 99.1

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West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Reports Second Quarter Results

Company Produces Revenues of $237.6 million and Net Income of $20.9 million

OMAHA, NE, July 22, 2003 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced results for the quarter ended June 30, 2003.

Financial Summary (unaudited)

(In thousands, except per share amounts and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Revenue	$237,559	$195,076	21.8%	$453,745	$405,624	11.9%
Operating income	$33,490	$31,123	7.6%	$65,397	$65,986	-0.9%
Net income	$20,861	$20,285	2.8%	$40,956	$42,877	-4.5%
Earnings per share (basic)	$0.31	$0.31		$0.62	$0.65
Earnings per share (diluted)	$0.30	$0.30		$0.60	$0.63

“We were pleased to complete the acquisition of InterCall in May,” noted Thomas B. Barker, President and Chief Executive Officer. “The acquisition helped grow our revenue and earnings as expected during the quarter. We remain focused on completing the integration process as smoothly and quickly as possible.”

Operating Results

Revenue grew 21.8% in the second quarter of 2003 to $237.6 million compared to revenues of $195.1 million in the same quarter last year. The acquisition of InterCall generated $33.8 million of revenue in the second quarter of 2003. The company reported operating income of $33.5 million for the quarter, up 7.6% from $31.1 million in the second quarter of 2002. Included in operating income was $7.4 million from InterCall operations. Net income also increased to $20.9 million from $20.3 million in last year’s second quarter, a 2.8% increase. Diluted earnings per share were $0.30 in the second quarter of 2003, matching $0.30 earned in the same period last year.

Revenues grew 11.9% for the six months ended on June 30, 2003, up from $405.6 million to $453.7 million. During the same six-month period, the company reported operating income of $65.4 million compared to $66.0 million in the comparable period of 2002. In the first six months of 2003, net income was $41.0 million compared to $42.9 million in the comparable period of 2002.

Margins

As a percentage of revenue, operating income was 14.1% in the second quarter of 2003, compared to 16.0% in the comparable quarter of 2002. During the first six months of 2003, operating income as a percentage of revenues was 14.4%, down from 16.3% for the six months ended June 2002.

In the second quarter of 2003, SG&A as a percentage of revenues increased to 41.2% from 36.5% in last year’s second quarter. For the first six months of 2003, SG&A as a percentage of revenues rose to 39.4% from 35.6% in the comparable period of last year. These increases can be primarily attributed to increases in depreciation, amortization, and salaries & benefits during these periods. Further, the acquisition of InterCall also contributed to increased SG&A as a percentage of revenue, given its different operating structure when compared to West’s traditional businesses.

Balance Sheet

At June 30, 2003, West Corporation had a current ratio of 1.9 to 1. This ratio remains strong after the acquisition of InterCall. At the end of the second quarter 2003, the company had cash and cash equivalents totaling $54.4 million, down from $137.9 at the end of 2002. Approximately $125.6 million was utilized in the acquisition of InterCall, Inc. The company also incurred $250 million of debt in the acquisition.

“InterCall’s performance in the second quarter bodes well for the future,” said Paul Mendlik, Chief Financial Officer of West Corporation. “The acquisition added approximately 39,000 conferencing ports to our capacity. We also utilize an additional 150,000 ports in our interactive call handling operations.”

Conference Call

The company will hold a conference call to discuss earnings on July 23rd at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at

www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 25,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”).

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

($ in thousands except per share amounts and selected operating data)

	Three Months Ended June 30,			Six Months Ended June, 30,
	2003	2002	% change	2003	2002	% change
Revenue	$237,559	$195,076	21.8%	$453,745	$405,624	11.9%
Cost of services	106,224	92,787	14.5%	209,486	195,106	7.4%
Selling, general and administrative expenses	97,845	71,166	37.5%	178,862	144,532	23.8%

Operating Income	33,490	31,123	7.6%	65,397	65,986	-0.9%

Other income (expense)	(662)	431	-253.6%	(206)	1,142	-118.0%

Income before tax	32,828	31,554	4.0%	65,191	67,128	-2.9%

Income tax expense	11,967	11,220	6.7%	24,070	24,096	-0.1%
Minority Interest		49		165	155	6.5%

Net income	$20,861	$20,285	2.8%	$40,956	$42,877	-4.5%

Earnings per common share
Basic	$0.31	$0.31		$0.62	$0.65
Diluted	$0.30	$0.30		$0.60	$0.63
Weighted average number of shares outstanding:
Basic common shares	66,569	65,659		66,431	65,506
Diluted common shares	69,097	68,491		68,317	68,530
Selected Operating Data
Revenue:
Communication Services*	$203,721	$195,076		$419,907	$405,624
Conferencing	33,838	n/a		33,838	n/a

Total	$237,559	$195,076		$453,745	$405,624

Operating Income:
Communication Services	$26,132	$31,123		$58,039	$65,986
Conferencing	7,358	n/a		7,358	n/a

Total	$33,490	$31,123		$65,397	$65,986

Operating Margin:
Communication Services	12.8%	16.0%		13.8%	16.3%
Conferencing	21.7%	n/a		21.7%	n/a

Combined	14.1%	16.0%		14.4%	16.3%

Number of Communication Services workstations (end of period)	14,161	13,357		14,161	13,857
Number of Communications Services ports (end of period)	150,908	128,187		150,908	128,187

Condensed Balance Sheet

	June 30, 2003	December 31, 2002	% change
Current assets:
Cash and cash equivalents	$54,386	$137,927	-60.6%
Accounts receivable, net	147,305	121,868	20.9%
Other current assets	33,587	29,790	12.7%

Total current assets	235,278	289,585	-18.8%
Net property and equipment	254,039	213,641	18.9%
Goodwill	385,911	114,146	238.1%
Other assets	143,551	53,450	168.6%

Total assets	$1,018,779	$670,822	51.9%

Current liabilities	$121,489	$66,322	83.2%
Other liabilities & minority interest	293,271	54,908	434.1%
Stockholders’ equity	604,019	549,592	9.9%

Total liabilities and stockholders’ equity	$1,018,779	$670,822	51.9%

*Communication Services = includes all West Corporation services apart from InterCall conferencing